Exhibit 10.1

9531 South Santa Monica Blvd, Suite 400, Beverly Hills, CA 90210 | www.everestadvisorsllc.com

CONSULTING AGREEMENT – CHIEF FINANCIAL OFFICER

September 30, 2026

Virgilio Torres

Chief Executive Officer

TEN Holdings, Inc.

1170 Wheeler Way

Langhorne, PA 19047

Dear Virgilio,

Thank you for selecting Everest Advisors LLC (“Everest”) to work with TEN Holdings, Inc., a Nevada corporation (the “Company”). Everest and the Company are each referred to herein as a “Party” and collectively as the “Parties.” Everest will provide the Company with a Chief Financial Officer and the related financial management services described in this Agreement (the “Services”).

Ian Lawson, an Everest Managing Director, will serve as your Chief Financial Officer (the “Resource”), with the final selection to be mutually agreed by the Parties prior to commencement.

This letter and the Standard Terms and Conditions attached as Exhibit A (collectively, the “Agreement”) set forth our mutual understanding and agreement as to the terms of our engagement.

The Work Relationship. Everest shall be accountable for the Services provided under this Agreement. The Company acknowledges that it is solely responsible for determining whether the Services (assuming fulfillment by Everest) are sufficient for purposes hereof.

The Resource & Work Relationship. The Resource is mutually approved and will use their best efforts to execute on the requirements of the Chief Financial Officer role on a fractional basis. The Company acknowledges that it is solely responsible for determining the sufficiency of the Services provided by Everest for its purposes.

Engagement Scope & Deliverables. The objectives of the engagement are to have the Resource, who shall be named an officer of the Company, perform the financial duties of the Chief Financial Officer and sign Securities and Exchange Commission (“SEC”) filings as Principal Financial Officer and Principal Accounting Officer, if required, on a fractional basis, focused on the following areas, which together constitute the engagement scope:

1.	Controllership & Accounting — oversee the Company’s accounting function and financial close process, manage the Finance and Accounting team including internal and external resources, and ensure compliance with all finance-related filing and audit requirements.

2.	SEC Reporting & Related Activities — prepare and support the filing of the Company’s periodic SEC reports (including Forms 10-Q and 10-K) and related disclosures, sign such filings as Principal Financial Officer and Principal Accounting Officer, if applicable, and coordinate with Company counsel and auditors as needed.

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3.	Financial Planning & Analysis — develop and maintain budgets, forecasts, and KPI reporting, and provide financial analysis to support key business decisions.

4.	Fundraising — support capital raise planning, investor materials, and related financial analysis.

Insurance Coverage. For so long as the Resource is named as an officer of the Company or is signing SEC filings on behalf of the Company, the Company shall, at its sole cost and expense: (a) maintain a directors and officers liability insurance policy (“D&O Policy”) with coverage limits determined by the Company’s board of directors; and (b) provide the Resource with the same indemnification protections, including advancement of expenses, as are provided to the Company’s other officers under the Company’s organizational documents or the form of indemnification agreement attached hereto as Exhibit B. The Company shall provide Everest with evidence of such D&O coverage within ten (10) business days of the Effective Date, and promptly notify Everest of any material reduction in coverage or cancellation of the D&O Policy. In the event the Company fails to maintain such coverage, Everest may, upon written notice, suspend the Resource’s service as a named officer until coverage is restored, without affecting the remainder of this Agreement.

Fees for Services. Based on the anticipated level of effort across the year — accounting for lighter months, months that include a fiscal quarter-end close, and the heavier workload in the two months following the Company’s fiscal year-end — the Company will pay Everest a flat fee of $4,000 per month, spread evenly across all twelve (12) months of the engagement year regardless of month-to-month variation in workload. This monthly fee includes up to twelve (12) hours per month of the Resource’s time. Fees will be invoiced monthly in advance, on or about the first business day of each month, and are due upon receipt. If the Resource’s hours in a given month exceed the twelve (12) hours included in that month’s fee, the overage will be billed at a rate of $350 per hour and included as a line item on the following month’s invoice. Notwithstanding the foregoing, any hours in excess of the twelve (12) hours included in the monthly fee must be approved in advance in writing by the Company’s Chief Executive Officer or his designee. The Company shall have no obligation to pay for unapproved overage hours. Any scope changes, out-of-scope items, or difficulties encountered in performing the Services will result in incremental fees, which shall be mutually agreed to between the Parties in advance of billing. Everest acknowledges and agrees that it is solely responsible for all federal and state taxes, deductions, and withholding relating to the Services and the Resource.

Hiring Fees. The Company may hire the Resource at any time as its employee during the term of this engagement. Upon hiring the Resource, Everest shall be entitled to a fee equal to twenty five percent (25%) of the Resource’s first-year Annualized Fees (as defined in the Standard Terms and Conditions attached as Exhibit A), plus any remaining out-of-pocket expenses (collectively, the “Fee”). The Fee will be due within five days of the Resource commencing services with Company and shall be refundable in full if the Resource is terminated during the first 90 days of employment for good reason, as determined in good faith by the Company’s board of directors.

Expenses. The Company will reimburse the Resource directly for all reasonable travel and other incidental expenses (transportation, lodging, per diem) consistent with the other executives of the Company. Such expenses will be subject to the expense reimbursement policy of the Company. Any travel must be approved in writing by the Company in advance.

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Signatures. Everest appreciates the opportunity to serve you and believes this Agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided. Everest would be pleased to discuss this Agreement with you at your convenience.

If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

EVEREST ADVISORS LLC

By:	/s/ William Koschak
Name:	William Koschak
Title:	Chief Executive Officer
Address:	9531 South Santa Monica Blvd
Suite 400
Beverly Hills, CA 90210
Email:	[***]

TEN HOLDINGS, INC.

By:	/s/ Virgilio Torres ___________________________
Name:	Virgilio Torres
Title:	Chief Executive Officer
Address:	1170 Wheeler Way
Langhorne, PA 19047
Email:	[***]

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Exhibit A

Everest Advisors LLC Standard Terms and Conditions

This Exhibit A is attached to, and made a part of, that certain letter agreement entitled “Consulting Agreement – Chief Financial Officer” (which, together with this Exhibit A, constitutes the “Agreement”), dated as of the date of full execution of the Agreement (the “Effective Date”), and made by and between Everest Advisors LLC, a Delaware limited liability company (“Everest”) and TEN Holdings, Inc., a Nevada corporation (the “Company”). Capitalized terms used but not otherwise defined below shall have the definitions ascribed to them in the Agreement. As used herein, “Everest personnel” means the Resource and any other Everest professional who provides Services under the Agreement, including any replacement professional.

1. Payment Terms.

Subject in all respects to the terms and conditions of the Agreement: All invoices are due upon receipt. The monthly fee described under Fees for Services will be invoiced in advance and paid via the Company’s authorized bank account upon receipt of each invoice. Any overage hours billed under that section will be invoiced as a line item on the following month’s invoice and are likewise due upon receipt and payable via automatic debit. Any amounts not paid when due will be immediately assessed a service charge equal to the lesser of (i) one and one-half percent (1.5%) or (ii) the maximum amount allowed under applicable law with a similar charge assessed every ensuing thirty (30) day period until such amounts are paid in full.

2. Effective Dates.

The Agreement will be effective as of the Effective Date and continue until the first anniversary of the Effective Date.

3. Termination.

(a) Either Party may terminate the Agreement by providing the other Party a minimum of thirty (30) days written notice. Unless otherwise requested by the Company in writing, Everest will continue to provide, and the Company will continue to pay for, all due and undisputed fees until the effective date of such termination.

(b) Either Party may terminate the Agreement immediately upon written notice to the other Party if the other Party is engaged in or asks such Party to engage in or ignore any illegal or unethical activity.

(c) Subject in all respects to the terms and conditions of the Agreement, Everest may terminate the Agreement if the Company fails to pay any due and undisputed amounts due to Everest under the Agreement when due.

(d) In the event that Everest personnel cease to be a partner or employee of Everest or become incapacitated in a manner that renders the Everest personnel unable to provide material Services, upon the mutual agreement of the Parties, another Everest professional may replace the Everest personnel.

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(e) The Company may terminate the Agreement upon written notice to Everest, if Everest materially breaches the Agreement, and such material breach is incapable of cure, or with respect to a material breach capable of cure, Everest does not cure such material breach within thirty (30) days after receipt of written notice of such breach.

4. Independent Contractor.

Everest personnel shall perform the Services hereunder as an independent contractor and not as an employee, agent, joint venturer, or partner of the Company. The Everest personnel shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements, or similar programs. Neither Everest nor any Everest personnel shall have any power or authority to act for, represent, or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company. Everest personnel agree to take no action that expresses or implies that Everest personnel have such power or authority.

5. Annualized Fees.

For purposes herein, “Annualized Fees” means: (i) the Everest personnel’s annualized base salary and any other guaranteed cash compensation; or (ii) the Everest personnel’s hourly fees times 400 hours, if hired as an independent contractor.

6. Hiring Everest Personnel after Termination of the Agreement.

If, within the twelve (12) month period following the termination or expiration of the Agreement, Company or any of its subsidiaries or affiliates employs the Everest personnel or engages the Everest personnel as an independent contractor (collectively, the “Retention”), Company will promptly pay Everest a placement fee in an amount equal to twenty-five percent (25%) of the Annualized Fees within five (5) days of the Retention; provided that the foregoing provision will not apply and shall not prevent the Company from (a) making good faith generalized solicitations of employment (including through the use of search firms), so long as such solicitations are not targeted to or focused on the officers or employees of Everest, (b) hiring any Everest personnel who contacts the Company on his or her own initiative without any prior solicitation by the Company or (c) hiring any person who is terminated by Everest after sixty (60) days following such termination.

7. Warranties and Disclaimers.

(a) Everest represents and warrants to the Company that (i) Everest will perform the Services using commercially reasonable efforts in accordance with industry standards for similar services; and (ii) it has the full right, power, and authority to enter into the Agreement and to perform its obligations hereunder.

(b) The Company hereby represents and warrants to Everest that (i) it has the full right, power, and authority to enter into the Agreement and to perform its obligations hereunder; and (ii) the execution of the Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

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(c) Except as otherwise expressly set forth herein, it is understood that Everest does not have any obligation, contractual or otherwise, to the Company other than to provide the Services using commercially reasonable efforts in accordance with industry standards. Everest disclaims all other representations and warranties (except for the representations and warranties contained herein), whether express, implied, or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose. Without limiting the foregoing, Everest makes no representation or warranty with respect to the Everest personnel or Services provided hereunder other than as set forth above and will not be responsible for any action taken by the Company in following or declining to follow any of the Everest personnel’s advice or recommendations. The Services provided by Everest and the Everest personnel hereunder are for the sole benefit of the Company and not any third parties. The Services will not constitute an audit, review, opinion, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the American Institute of Certified Public Accountants or other similar state or national professional bodies or laws and will not result in an opinion or any form of assurance on internal controls. It is incumbent on the Company to report any unsatisfactory performance of the Everest personnel on a timely basis. If the Company is unsatisfied with the performance of the Everest personnel, the Company may terminate the Everest personnel or request a replacement Everest professional, which will be mutually agreed. All Services performed up through the first date of unsatisfactory performance by Everest personnel, as indicated in a notice from Company to Everest, will be considered valid and collectible.

8. Limitation of Liability and Indemnity.

(a) Everest and the Company (each, in its capacity as the Party owing indemnification, an “Indemnifying Party”) each agree to indemnify, hold harmless, and defend the other Party and its managers, officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively the “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and reasonable attorneys’ fees, that are incurred by Indemnified Party/awarded against Indemnified Party in a final judgment, arising out of any third-party claim alleging: (i) material breach or non-fulfillment of any material representation, warranty, or covenant under the Agreement; (ii) any grossly negligent or more culpable act or omission of Indemnifying Party or its personnel (including any reckless or willful misconduct) in connection with the performance of its obligations under the Agreement; or (iii) any failure by Indemnifying Party to materially comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under the Agreement.

(b) In no event shall either Party be liable under the Agreement for consequential, indirect, incidental, special, exemplary, punitive or enhanced damages, arising out of, or relating to, and/or in connection with any breach of the Agreement, regardless of (i) whether such damages were foreseeable, (ii) whether or not it was advised of the possibility of such damages and (iii) the legal or equitable theory (contract, tort or otherwise) upon which the claim is based. In no event shall a Party’s aggregate liability arising out of or related to the Agreement, whether arising out of or related to breach of contract, tort (including gross negligence) or otherwise, exceed the total of the amounts paid to Everest in the twelve months preceding the event giving rise to the indemnification claim. Notwithstanding anything to the contrary contained herein, the foregoing limitations on liability shall not apply to any liabilities resulting from fraud, intentional misconduct, or gross negligence by either Party, breach of Section 10 (Confidentiality) below, or breach of applicable laws by either Party, or the Company’s obligation to pay any fees or other amounts due to Everest under the Agreement.

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9. Governing Law; Arbitration.

(a) The Agreement will be governed by the laws of the State of New York, without regard to conflicts of law’s provisions.

(b) All controversies, disputes or proceedings between the Parties arising out of or related to the Agreement or the relationship of the Parties under the Agreement irrespective of the type of claim, shall be determined by binding arbitration under expedited procedures set forth in JAMS Comprehensive Arbitration Rules and Procedures as those rules exist on the Effective Date, including Rules 16.1 and 16.2 of those Rules. A Party may initiate an arbitration proceeding by sending written notice of such to the other Party (the “Arbitration Demand”). That notice shall specify the nature of the dispute. The arbitration shall be held in New York City, New York and administered by JAMS nearest office. All disputes relating to discovery which cannot immediately be resolved by the Parties to the dispute shall be submitted to the arbitrator for an expedited ruling. The arbitration shall be conducted by a single arbitrator mutually acceptable to the Parties to the dispute. If the Parties to the dispute are unable to agree upon a single arbitrator within twenty (20) days of receipt of an Arbitration Demand, then the arbitration shall be conducted by a single arbitrator appointed by JAMS in accordance with its rules. Notwithstanding any of the foregoing, the arbitrator may not award any incidental, indirect, consequential, or punitive damages, which includes, but is not limited to, damages for lost profits. The decision of the arbitrator shall be final and binding on all Parties.

10. Confidentiality.

(a) Use and Nondisclosure. Everest agrees at all times during the period of the Agreement and all times thereafter, (i) hold the Confidential Information (defined below) of the Company in strict confidence, (ii) not to directly or indirectly use or disclose to any person or entity any Confidential Information for any reason or purpose whatsoever except to those Everest personnel who are required to have the information as needed for the purpose of performing the Services contemplated hereunder; or (iii) use, disclose to the Company, or induce the Company to use (knowingly or unknowingly), any confidential information, trade secrets or documents belonging to others. Everest shall protect the Company’s Confidential Information by using at least the same degree of care as Everest uses to protect its own most highly confidential information, but no less than a reasonable degree of care, to prevent the disclosure, unauthorized use, dissemination, or publication of the Confidential Information. Everest shall be responsible for any breach of the Agreement by any Everest personnel. Everest shall immediately notify the Company of any information which becomes known to Everest which indicates or suggests that an unauthorized use or disclosure of Confidential Information may have occurred or is likely to occur. The Company shall likewise hold Everest’s confidential and proprietary information — including Everest’s methodologies, work product, and fee structures — in confidence on terms no less protective than those set forth in this Section.

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(b) Definition of Confidential Information. As used in the Agreement, the term “Confidential Information” means all confidential, proprietary, or secret information, including that conceived or developed by Everest personnel solely or jointly with others, applicable to or in any way related to the past, present, or future business of the Company including, but not limited to, material non-public information under applicable federal securities laws. Confidential Information includes, by way of example and without limitation, the Company’s personnel, financial, accounting and operational information, trade secrets, products, data and databases, computer programs, systems, documentation, flow charts, algorithms, source codes and any other material or information of whatever nature which provides the holder of such information an opportunity to gain an advantage over competitors. The Company’s determination that specific information constitutes Confidential Information shall be definitive and binding on Everest personnel. Confidential Information will not include information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of Everest personnel, generally known or available to the public; (ii) was acquired by Everest personnel before receiving such information from Company and without restriction as to use or disclosure, as evidenced by contemporaneous written files and documents or otherwise sufficiently substantiated; (iii) is rightfully furnished to Everest personnel by a third party without restriction as to use or disclosure; or (iv) is independently developed by Everest personnel without use or access to the Confidential Information, as evidenced by contemporaneous written files and documents or otherwise sufficiently substantiated. For the avoidance of doubt and without prejudice to the generality of the above, Confidential Information shall not be deemed to be known because it may be derived from one or more items that are publicly available.

(c) NO WARRANTY. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”. THE COMPANY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

(d) Injunction. Everest acknowledges and agrees that any breach by Everest of its covenants and agreements in this Section may cause irreparable injury to the Company that cannot be redressed by the payment of monies, the Company shall be entitled to seek to enjoin any such threatened or continuing violation, without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

(e) Return of Materials. All Confidential Information of the Company is and will remain the sole and exclusive property of the Company. The Company’s disclosure of the Confidential Information will not constitute an express or implied transfer or grant to Everest of any right, title or interest to or in the Company’s Confidential Information or to, in or under any of the Company’s patents, copyrights, trademarks or other intellectual property or ownership rights. Upon termination of the Agreement and regardless of the reason for such termination, Everest personnel will leave at the Company’s premises, or promptly return to the Company, all documents, records, notebooks, magnetic tapes, disks, audio or visual materials, or other materials, including all copies in Everest personnel’s possession or control that contain Confidential Information. All Company-specific financial models, accounting schedules, reports, analyses, forecasts, SEC reporting materials, audit support documentation, internal control documentation and other work product created specifically for the Company in connection with the Services shall be the property of the Company. Everest shall retain ownership of its pre-existing methodologies, templates, know-how and other intellectual property. Upon termination, Everest shall promptly provide the Company with all Company work product and reasonably cooperate in transitioning the financial function to the Company or its designee.

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(f) Survival. The obligations of Everest under the Agreement shall survive any termination of the Agreement until such time as all Confidential Information disclosed hereunder becomes known or made generally available through no action or inaction of Everest.

(g) Everest and the Resource shall comply with the Company’s applicable insider trading, Regulation FD, confidentiality, cybersecurity and other public-company policies provided to Everest or the Resource. Everest and the Resource shall not trade in the Company’s securities while in possession of material nonpublic information and shall promptly notify the Company of any actual or suspected unauthorized access to or disclosure of Company information.

11. Miscellaneous.

(a) The Agreement is the entire agreement between the Parties for professional services and supersedes any and all agreements, whether oral or written, between the Parties with respect to its subject matter.

(b) If any portion of the Agreement is found to be invalid or unenforceable, such provision will be severed from the remainder of the Agreement and will not cause the invalidity or un-enforceability of the remainder of the Agreement, except to the extent that the severed provision deprives either Party of a material portion of its bargain.

(c) Neither Party will be liable for any delay or failure to perform under the Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such Party’s reasonable control.

(d) Company and/or Everest may not assign its rights or obligations under the Agreement without the express written consent of the other Party, which shall not be unreasonably withheld.

(e) The Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, and any of the terms thereof may be waived, only by a written document signed by each Party to the Agreement or, in the case of waiver, by the Party or Parties waiving compliance.

(f) The Agreement may be executed in multiple counterparts and by facsimile signature, each of which will be deemed an original and all of which together will constitute one instrument.

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Exhibit B

Company Form of Indemnification Agreement

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

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